UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2021

Loop Media, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55591	47-3975872
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

700 N. Central Ave., Suite 430 Glendale, CA	91203
(Address of Principal Executive Office)	(Zip Code)

(818) 823-4801

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2021, Loop Media, Inc., a Nevada corporation (the “Company”), entered into securities purchase agreements (each, a “Purchase Agreement”) with accredited investors pursuant to which the Company sold, in a private offering (the “Offering”), (i) 5,573,460 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) warrants to purchase up to an aggregate of 6,673,460 shares of Common Stock (the “Warrants”). Pursuant to the Purchase Agreement, one investor who purchased more than 50% of the total offering amount in the Offering received Warrants to purchase an additional 800,000 shares of Common Stock. Each investor was entitled to purchase one share of Common Stock and one Warrant to purchase one share of Common Stock for an aggregate purchase price of $1.25. The Warrants are immediately exercisable, have a ten-year term and an exercise price of $2.75 per share. The Company received aggregate proceeds of $6,966,825 from the Offering, which proceeds have been and will be used for increased online marketing and distribution and general corporate purposes.

The investors in the Offering included an entity controlled by Bruce Cassidy, who is a member of the Company’s board of directors (the “Board of Directors”). The entity controlled by Mr. Cassidy purchased 320,000 shares of Common Stock and Warrants to purchase 320,000 shares of Common Stock in the Offering, for gross proceeds of approximately $400,000.

Each Purchase Agreement includes customary representations, warranties and covenants by the Company.

The Offering was made pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506(c) promulgated thereunder.

In connection with the Offering, on September30, 2021, the Company entered into a lock-up agreement (the “Lock-Up Agreement”) with each investor, pursuant to which, for a period of time that is the lesser of (i) the period beginning on the date of the Lock-Up Agreement and ending on the date for the period for which officers and directors of the Company are “locked-up” after the closing of any public offering of Common Stock of the Company in connection with a listing of such Common Stock on a national securities exchange; provided that, such date shall not be a date beyond six (6) months after such closing of any public offering; and (ii) the date that is one year from the date of the Lock-Up Agreement, each investor will not offer, sell, or otherwise dispose of any shares of Common Stock acquired pursuant to the Purchase Agreement, including any shares obtained as a result of the exercise of the Warrants, subject to certain conditions as set forth in the Lock-Up Agreement.

The foregoing descriptions of the Warrants, the Purchase Agreements and the Lock-Up Agreements do not purport to be complete and are qualified by reference to the full text of such agreements, which are attached to this Current Report on Form 8-K as Exhibits 4.1, 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01 is incorporated by reference into this Item 3.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On September 29, 2021, the Board of Directors increased the size of the Board of Directors from two to four directors and appointed Denise M. Penz and Sonya Zilka to serve as directors to fill the newly created vacancies. Each of Ms. Penz’s and Ms. Zilka’s terms will begin on October 1, 2021 and each will serve until the Company’s next annual meeting of stockholders where they will each stand for reelection to the Board of Directors. In connection with these director appointments, the Company plans to establish an Audit Committee, with Ms. Penz as Chairperson, a Compensation Committee, with Ms. Zilka as Chairperson, and a Nominating and Corporate Governance Committee.

In connection with their appointment, each of Ms. Penz and Ms. Zilka will be granted an option to purchase shares of the Company’s Common Stock with the option vesting in twelve equal monthly installments beginning on the October 1, 2021, subject to Ms. Penz’s and Ms. Zilka’s continued service to the Company. The option grant will have an exercise price per share equal to the closing price of the Company's shares of common stock on the date of grant and will have value equal to $50,000 (with such value calculated based on the grant date fair value for financial reporting purposes). The option grant is subject to the terms and conditions of the Loop Media, Inc. Amended and Restated 2020 Equity Incentive Compensation Plan (the “Stock Option Plan”), and a related stock option agreement. Ms. Penz and Ms. Zilka will also be compensated pursuant to the Company’s standard practice for annual stock option grants to non-employee directors.

There are no family relationships between Ms. Penz and Ms. Zilka and any other executive officers or directors of the Company. There is no arrangement or understanding between Ms. Penz and Ms. Zilka and any other persons pursuant to which Ms. Penz and Ms. Zilka were selected as directors. In addition, neither Ms. Penz nor Ms. Zilka is a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company expects to issue a press release on October 6, 2021, announcing Ms. Penz’s and Ms. Zilka’s appointments to the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Appointment of Chief Financial Officer

On September 29, 2021, the Board of Directors appointed Neil Watanabe as its Chief Financial Officer, effective September 30, 2021.

Prior to joining the Company, Mr. Watanabe was most recently Principal of Watanabe Associates where he provided senior financial and accounting leadership to various companies, including Value Village Inc. (d.b.a “Savers”) and High Times Holding Corp. From 2015 to 2019, Mr. Watanabe was Chief Financial Officer of CarParts.com, Inc., (NASDAQ), a publicly traded American online retailer of automotive parts and accessories for cars, vans, trucks, and sport utility vehicles, which reported over $440 million in net sales in its fiscal year ended January 2021. Mr. Watanabe also served as EVP & Chief Financial Officer of PetSmart Inc.’s (NASDAQ), a company with over $2 billion in net sales during his tenure as CFO. Mr. Watanabe also worked in various financial and operational leadership roles at National Stores, Inc., Anna’s Linens, Shoe Pavilion (previously listed on NASDAQ while Mr. Watanabe was employed), and Mac Frugal’ s Bargains – Closeouts Inc. (d.b.a. “Pic N’ Sav”), (previously listed on NYSE while Mr. Watanabe was employed). Mr. Watanabe is currently a board member of the National Corvette Museum and Reality Venture International and received his CPA certification in the State of Illinois.

On October 4, 2021, pursuant to the Stock Option Plan, the Company granted to Mr. Watanabe stock options to acquire up to 750,000 shares of the Company’s Common Stock at an exercise price of $2.30 per share. The options have a term of ten years from date of grant and will vest and become exercisable over a three-year period with 25% of the options vesting immediately upon the date of grant, and 1/36th of the remaining options vesting on the first day of each month thereafter for 36 months.

There is no family relationship between Mr. Watanabe and any director or executive officer of the Company. There are no transactions between Mr. Watanabe and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with his appointment, the Company entered into an employment agreement with Mr. Watanabe (the “CFO Employment Agreement”), which is effective as of September 30, 2021. Pursuant to the CFO Employment Agreement, the term of Mr. Watanabe’s employment is three years, renewable every three years, unless terminated. Mr. Watanabe is entitled to receive an annual base salary of $275,000 and is eligible to receive discretionary bonuses as may be awarded from time to time by the Board of Directors.

The CFO Employment Agreement terminates upon death or disability and may be terminated by the Company with or without Cause (as defined in the CFO Employment Agreement), and by Mr. Watanabe with or without Good Reason (as defined in the CFO Employment Agreement). If the CFO Employment Agreement is terminated upon Mr. Watanabe’s death or disability, he will receive unpaid and accrued base salary through date of termination, unpaid and accrued bonus, and a pro rata payment of his yearly bonus (if any). In addition, upon termination for disability, Mr. Watanabe is eligible to receive six months’ severance.

If the Company terminates Mr. Watanabe for Cause or Mr. Watanabe resigns without Good Reason, Mr. Watanabe will receive unpaid and accrued base salary through the date of termination and any unpaid and accrued bonus. Should Mr. Watanabe be terminated without Cause or resign with Good Reason, Mr. Watanabe is entitled to receive unpaid and accrued base salary and unpaid and accrued bonus through termination of the CFO Employment Agreement, payment of pro rata portion of his yearly bonus, a lump sum payment of six months’ salary, and full vesting of all stock option grants.

In addition, if at any time during the term of the CFO Employment Agreement Mr. Watanabe’s employment is terminated after a Change of Control (as defined in the CFO Employment Agreement), Mr. Watanabe is entitled to compensation similar to what he would receive upon a termination without cause or resignation for good reason. In addition, a lump sum payment of two times his base salary will be payable to Mr. Watanabe.

Mr. Watanabe’s right to receive any severance benefit under the CFO Employment Agreement is subject to the execution and delivery to the Company of a general release of claims in substantially the form attached to the CFO Employment Agreement.

The CFO Employment Agreement contains customary non-compete, non-solicitation, and other restrictive covenants to which Mr. Watanabe is subject during the term of his employment and for a 12-month period following termination for Cause or resignation without Good Reason.

The foregoing description of the CFO Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the CFO Employment Agreement, a copy of which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

The Company expects to issue a press release on October 6, 2021, announcing Mr. Watanabe’s appointment as Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Resignation of Jim Cerna

On September 29, 2021, Jim Cerna resigned as the Company’s Chief Financial Officer and was appointed as the Company’s Head of Strategic Initiatives, pursuant to a letter agreement (the “Letter Agreement”). Under the terms of the Letter Agreement, Mr. Cerna will assist the Company’s transition to its new Chief Financial Officer as well as assist the Company in evaluating certain strategic business opportunities. Under the Letter Agreement, Mr. Cerna will receive a salary of $17,500 per month. The Employment Letter has a term ending on June 1, 2022, unless further extended by mutual agreement. In connection with his signing of the Letter Agreement, Mr. Cerna entered into the Company’s standard form of Transition and Separation and General Release Agreement.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 6, 2021, the Company plans to issue press releases relating to the information set forth above, copies of which are furnished as Exhibits 99.1 and 99.2 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Form of Warrant
10.1	Form of Purchase Agreement
10.2	Form of Lock-Up Agreement
10.3	CFO Employment Agreement, dated 29, 2021, between Loop Media, Inc. and Neil Watanabe.
10.4	Letter Agreement, dated September 29, 2021, between Loop Media, Inc. and Jim Cerna.
99.1	Press Release of Loop Media, Inc. issued October 6, 2021, entitled “Loop Media Announces Appointment of New Board Members and Establishment Of New Board Committees.”
99.2	Press Release of Loop Media, Inc. issued October 6, 2021, entitled “Loop Media Appoints New Chief Financial Officer.”
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 5, 2021	LOOP MEDIA, INC.

	By:	/s/ Jon Niermann
Jon Niermann, CEO